Exhibit 99.(6)(d)(2)(iii)

FORM OF AMENDMENT TO SUBADVISORY AGREEMENT

FOR [AST LARGE-CAP VALUE PORTFOLIO] OF

ADVANCED SERIES TRUST

AST Investment Services, Inc.(formerly American Skandia Investment Services, Inc.), PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Manager”) and Hotchkis and Wiley Capital Management LLC (the “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of April 20, 2004, as amended February 1, 2019, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Large-Cap Value Portfolio (formerly known as the AST Hotchkis & Wiley Large-Cap Value Portfolio) as follows;

1.              All references to AST Hotchkis & Wiley Large-Cap Value Portfolio are hereby replaced with AST Large-Cap Value Portfolio; and

2.              Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Hotchkis and Wiley Capital Management LLC have duly executed this Amendment as of the effective date of this Amendment.

AST INVESTMENT SERVICES, INC.

By:
Name:
Title:

PGIM INVESTMENTS LLC

By:
Name:
Title:

HOTCHKIS AND WILEY CAPITAL MANAGEMENT LLC

By:
Name:
Title:

Effective Date as Revised: [      ]

SCHEDULE A

Advanced Series Trust

AST Large-Cap Value Portfolio

As compensation for services provided by Hotchkis and Wiley Capital Management LLC (“H&W”), AST Investment Services, Inc. and PGIM Investments LLC (collectively, “Manager”), as applicable, will pay H&W a subadvisory fee on the net assets managed by H&W that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST Large-Cap Value Portfolio	0.300% of average daily net assets to $500 million; 0.275% of average daily net assets on the next $1.0 billion 0.250% of average daily net assets over $1.5 billion

* In the event H&W invests Portfolio assets in other pooled investment vehicles it manages or subadvises, H&W will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to H&W with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised:  [        ]